UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

December 11, 2024
Date of Report (date of earliest event reported)
DROPBOX, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-38434	26-0138832
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

1800 Owens St.
San Francisco, California 94158
(Address of principal executive offices)
(415) 930-7766
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Class A Common Stock, par value $0.00001 per share	DBX	The NASDAQ Stock Market LLC
(Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.
Credit Agreement

On December 11, 2024, Dropbox, Inc. (the “Company”) entered into a Credit and Guaranty Agreement (the “Credit Agreement”), by and among the Company, the guarantors party thereto, the lenders party thereto, the issuing bank and the administrative agent and collateral agent. The Credit Agreement provides for, among other things, a secured term loan facility in an aggregate principal amount of up to $2.0 billion, consisting of initial term loans in an aggregate principal amount of up to $1.0 billion and delayed draw term loans in an aggregate principal amount of up to $1.0 billion. The facility was led and substantially provided by Blackstone Credit & Insurance, who served as lead arranger and lead structuring agent. The Credit Agreement also provides for a secured letter of credit facility in an aggregate amount of up to $35.0 million. The proceeds of the term loans made under the Credit Agreement may be used for working capital and general corporate purposes, including share repurchases. The obligations under the Credit Agreement and the other loan documents are guaranteed by certain material subsidiaries of the Company and are secured by substantially all of the assets of the Company and such subsidiary guarantors. The Company borrowed $1.0 billion of term loans on the closing date.

The delayed draw term loans may be borrowed, subject to the satisfaction of certain conditions, during the period from the closing date of the Credit Agreement through December 11, 2026, provided that the delayed draw term loan commitments shall be reduced to $500.0 million as of December 11, 2025, if the undrawn delayed draw term loan commitments exceed $500.0 million as of such date.

The outstanding principal amount of the term loans and all accrued and unpaid interest thereon are due and payable on December 11, 2029. Beginning on March 31, 2025 and continuing on the last business day of each quarter thereafter, the outstanding term loans must be repaid in equal quarterly installments equal to 0.25% of the original principal amount of such term loans. In addition, the term loans are subject to mandatory prepayments with certain excess cash flows, the proceeds of certain asset sales and the incurrence of indebtedness (other than indebtedness permitted under the Credit Agreement). The Company is permitted to prepay the term loans at any time in whole or in part, subject to a prepayment premium equal to 2% of the aggregate principal amount prepaid on or prior to the first anniversary of the closing date and 1% of the aggregate principal amount prepaid after the first anniversary of the closing date but on or prior to the second anniversary of the closing date. Term loans repaid or prepaid may not be reborrowed.

Borrowings under the term loan credit facility bear interest, at the Company’s option, at either (a) an alternate base rate, which is defined as a fluctuating rate per annum equal to the greatest of (i) the prime rate then in effect, (ii) the greater of the federal funds effective rate or overnight bank funding rate then in effect, plus 0.50% per annum, and (iii) a term SOFR rate determined on the basis of a one-month interest period plus 1.00% per annum, in each case, plus a margin of 2.75%, or (b) a term SOFR rate (based on one, three or six month interest periods), plus a margin of 3.75%. Interest is payable quarterly in arrears with respect to borrowings bearing interest at the alternative base rate or on the last day of an interest period, but at least every three months, with respect to borrowing bearing interest at the term SOFR rate. Pursuant to the terms of the Credit Agreement, the Company is required to pay a quarterly commitment fee that accrues at a rate of 1.00% per annum on the unused portion of the delayed draw term loan commitments.

The Credit Agreement permits the Company, subject to satisfaction of certain conditions, including obtaining commitments from new or existing lenders, to add new term loan facilities or increase the term loan commitments under the Credit Agreement, in each case, subject to certain limits.

The Credit Agreement contains customary affirmative and negative covenants that restrict the ability of the Company and its subsidiaries to incur indebtedness, grant liens, pay dividends or distributions to holders of the Company or its subsidiaries’ equity interests, repurchase equity interests, make investments, engage in transactions with its affiliates or prepay certain indebtedness. In addition, the Credit Agreement contains customary events of default relating to, among other things, payment defaults, breach of covenants, cross default to material indebtedness, bankruptcy-related defaults, judgment defaults, and the occurrence of certain change in control events. Upon the occurrence and during the continuance of an event of default, the lenders may terminate their commitments and accelerate the Company’s obligations under the Credit Agreement. During the existence of payment or bankruptcy events of default, interest on the principal amount of the term loans will accrue at an increased rate.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the copy attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

On December 11, 2024, in connection with the entry into the Credit Agreement, the Company terminated its existing Revolving Credit and Guaranty Agreement, dated as of March 20, 2014 (as amended and restated as of March 29, 2023, and as further amended, restated, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”), by and among the Company, the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as the administrative agent and collateral agent.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On December 11, 2024, the Company issued a press release announcing the Credit Agreement and a new repurchase program described below. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Company announced that it expects its fourth quarter and fiscal 2024 financial results to be in-line with or above its guidance ranges for revenue, constant currency revenue, non-GAAP operating margin, and free cash flow, previously provided in the investor supplement posted on the Company’s investor relations website on November 7, 2024.

Item 8.01	Other Events.

On December 11, 2024, the Company announced the authorization of a new share repurchase program for the purchase of an additional $1.2 billion of its Class A common stock. Repurchases will be made from time-to-time, subject to general business and market conditions, other investment opportunities, and applicable legal requirements. Repurchases may be made through open market purchases or in privately negotiated transactions, including through Rule 10b5-1 plans.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Exhibit Description
10.1
Credit and Guaranty Agreement, dated as of December 11, 2024, by and among the Company, the guarantors party thereto, the lenders party thereto, including Blackstone Private Credit Fund and certain of its affiliates, the issuing bank and the administrative agent and collateral agent.

99.1	Press Release, dated December 11, 2024.
104	Cover Page Interactive Data File, formatted in inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 11, 2024

Dropbox, Inc.
/s/ Bart Volkmer
Bart Volkmer
Chief Legal Officer